Exhibit 10.1

TRANSITION AND SEPARATION AGREEMENT

This Transition and Separation Agreement (this “Agreement”), dated this 4th day of December, 2015, is entered into by and between FARO Technologies, Inc. (the “Company”), and Jay W. Freeland (“Freeland”).

Recitals

WHEREAS, in connection with Freeland’s resignation from the Company, and in light of Freeland’s long tenure and history with the Company as President and Chief Executive Officer, and in order to promote a smooth and amicable transition of duties, the Company has decided to offer the separation compensation and the other consideration described herein, conditioned upon Freeland’s compliance with the terms and conditions described in this Agreement.

NOW THEREFORE, in consideration of the promises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

Agreement

1) Transition.

a) Resignation as President and CEO. Freeland’s resignation from the position of President and Chief Executive Officer, as a member of the Company’s Board of Directors (the “Board”), and from any other positions or appointments that he may hold by or through the Company and its affiliates, including as an officer or director of any subsidiary of the Company, is effective December 4, 2015 (the “Resignation Date”). Freeland agrees to execute, promptly upon request by the Company or any of its affiliates, any additional documents necessary to effectuate such resignations. After the Resignation Date, Freeland will no longer be authorized or permitted to incur any expenses, obligations or liabilities on behalf of the Company or engage in any duties and responsibilities except the Transition Duties outlined below.

b) Transition Duties. After the Resignation Date and continuing to March 4, 2016 (the “Transition Period”), Freeland shall continue as an at-will employee of the Company to perform the transition duties outlined herein (the “Transition Duties”). In recognition of Freeland’s stated desire to pursue outside interests, it is anticipated that the Transition Duties will not require Freeland’s full time attention, and the Company understands and accepts that Freeland may work remotely as necessary during the Transition Period. Freeland shall work at the direction of the Company’s Chairman of the Board and/or successor President and CEO towards achieving a smooth transition of authority and operations to the interim President and CEO and/or successor President and CEO, providing assistance and input concerning ongoing work-related matters in order to effectively transition matters to other staff, and performing other duties as reasonably directed by the Chairman of the Board and/or successor President and CEO. Freeland acknowledges and agrees that his employment with the Company will terminate at the conclusion of the Transition Period, and that the Company may shorten the Transition Period in its sole discretion upon notice to Freeland.

2) Consideration. The Company agrees to pay Freeland the following consideration (the “Separation Compensation”), contingent upon Freeland’s execution of this Agreement, and Freeland’s continued full compliance with the terms of this Agreement:

a) In consideration for his work during the Transition Period, the Company will pay Freeland the aggregate gross amount of Fifty Thousand Dollars ($50,000.00), payable in pro rata installments during the Transition Period consistent with the Company’s current payroll practices. Freeland will not receive a bonus payment under the Company’s short-term cash incentive program in respect of performance for any part of 2015 or 2016.

b) In consideration for the covenants set forth in Sections 3, 5, 7, 8 and 9 of this Agreement, the Company will pay Freeland the aggregate gross amount of Four Hundred Fifty Thousand Dollars ($450,000.00) (the “Consideration”) payable in pro rata installments during the Transition Period consistent with the Company’s current payroll practices. If Freeland breaches the covenant set forth in Section 8 of this Agreement, he will forfeit the right to receive the Consideration and he will be obligated to return to the Company any and all Consideration already received by him under this Agreement.

c) The payments described in Sections 2(a) and 2(b) shall be minus the deductions the Company considers appropriate for any local, state and federal income taxes, Social Security, Medicare and other analogous withholdings. The Company’s agreement to make the payments described in Sections 2(a) and 2(b) is specifically contingent upon Freeland executing this Agreement and not revoking the Agreement, as set forth in Section 11(f) below. To the extent the Separation Compensation becomes payable pursuant to the terms of this Agreement, the Company will begin to make such payments within five (5) business days (or, if later, on the first payroll date) after this Agreement becomes effective and not subject to revocation pursuant to Section 11(f) below.

d) Freeland’s health insurance benefits with the Company shall continue on the same terms and conditions during the Transition Period, and cease to be effective at the conclusion of the Transition Period. Freeland shall be offered COBRA continuation following the conclusion of the Transition Period to the extent required by law. Freeland’s other benefits shall terminate effective as of the conclusion of the Transition Period.

3) General Release and Covenant Not to Sue. In return for the Consideration in Section 2(b), Freeland fully and forever discharges and releases the Company, its subsidiaries and affiliates, and each of their respective officers, directors, managers, employees, agents, attorneys and successors and assigns (collectively, the “FARO Companies”) from any and all claims or causes of action, known or unknown, for relief of any nature, arising on or before the date of this Agreement, which Freeland now has or claims to have or which Freeland at any time prior to signing this Agreement had, against the FARO Companies, including, but in no way limited to: any claim arising from or related to Freeland’s employment by FARO or the termination of Freeland’s employment with FARO, including but not limited to any claim under the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 1981, the Americans With Disabilities Act (“ADA”), the Family and Medical Leave Act (“FMLA”), the Employee Retirement Income Security Act (“ERISA”), the Equal Pay Act (“EPA”), the Occupational Safety and Health Act (“OSHA”), the Florida Civil Rights Act and any and all other local, state, and federal law claims arising under statute or common law. Freeland also agrees not to file a lawsuit against any of the FARO

Companies in connection with such released claims. Freeland agrees that if anyone makes a claim or undertakes an investigation involving him in any way, Freeland waives any and all rights and claims to financial recovery resulting from such claim or investigation. Freeland further represents that he has not assigned to any other person any of such claims, and that he has the full right to grant this release. It is agreed that this is a general release and it is to be broadly construed as a release of all claims, except those that cannot be released by law. By signing this Agreement, Freeland acknowledges that he is doing so knowingly and voluntarily, that he understands that he may be releasing claims he may not know about, and that he is waiving all rights he may have had under any law that is intended to protect him from waiving unknown claims. Notwithstanding the foregoing, nothing in this Section 3 shall affect Freeland’s right to indemnification pursuant to Article 6 of the Company’s Amended and Restated Articles of Incorporation.

4) No Admission of Liability. The signing of this Agreement, the payment of the Separation Compensation, and the conferring of any other consideration upon Freeland is not an admission by the Company of fault or potential liability on the part of the Company. Rather, this Agreement is entered into in an effort to provide Freeland with a separation package and to end the parties’ employment relationship on an amicable basis. Freeland agrees that neither this Agreement nor any of its terms shall be offered or admitted into evidence or referenced in any judicial or administrative proceedings for the purpose or with the effect of attempting to prove fault or liability on the part of the Company, except as may be necessary to consummate or enforce the express terms of this Agreement.

5) Confidentiality and Non-Disparagement.

a) Freeland agrees not to disclose confidential, sensitive, or proprietary information concerning the Company obtained by him during his employment with the Company. For purposes of this Agreement, “confidential, sensitive, or proprietary” information would include, without limitation, all materials and information (whether written or not) about the Company’s services, products, processes, research, customers, personnel, finances, purchasing, sales, marketing, accounting, costs, pricing, improvements, discoveries, software, business methods and formulas, inventions, and other business aspects of the Company which are not generally known and accessible to the public at large or which provide the Company with a competitive advantage.

b) Freeland agrees that he will not: (1) make any statements to representatives of any press or media, Company employee, government entity, customer or vendor, which is disparaging of the Company, its reputation, or the character, competence or reputation of any officer, director, executive, employee, partner, or agent of the Company or any of its affiliated entities; (2) directly or indirectly provide information, issue statements, or take any action that would be reasonably likely to damage the Company’s reputation, cause the Company embarrassment or humiliation, or otherwise cause or contribute to the Company being held in disrepute; (3) directly or indirectly seek to cause any person or organization to discontinue or limit their current employment or business relationship with the Company; or (4) encourage or assist others to issue such statements or take such actions prohibited in this Section.

c) Notwithstanding anything herein to the contrary, any confidentiality, non-disclosure, non-disparagement or similar provision in this agreement does not prohibit or restrict Freeland (or his attorney) from initiating communications directly with, or responding to any inquiry from, or providing testimony before, the SEC, FINRA, any other self-regulatory organization or any other state or federal regulatory authority, regarding this Agreement or its underlying facts or circumstances.

6) Return of Property. Freeland agrees that no later than the conclusion of the Transition Period he will have returned all Company business records and property, including as applicable all financial files, notes, computer, cell phone, keys, contracts, employee records, files, correspondence, thumb drives, or the like containing information which was provided by the Company or obtained as a result of Freeland’s employment relationship with the Company.

7) Future Assistance. In partial consideration for receiving the Compensation, Freeland agrees that after the Transition Period, he will cooperate and make himself reasonably available to the Company in the event his assistance is needed to locate, understand, or clarify work previously performed by him or other work-related issues relating to his employment. Freeland further agrees, upon the Company’s request, to cooperate, assist and make himself reasonably available to the Company or its attorneys, on an as-needed basis, to provide information related to the Company’s financial statements, as well as any lawsuits which are pending or which may arise in the future, related in any way to issues of which Freeland had personal knowledge or involvement during the term of employment with the Company. This may include, but is not limited to, providing information to the Company’s attorneys, providing truthful and accurate sworn testimony in the form of deposition, affidavit and/or otherwise requested by the Company or providing testimony to government agencies. Given Freeland’s position as an executive employee, if he is contacted by a governmental agency to provide information related to the Company, he agrees to contact the Company’s General Counsel prior to providing any information or response to the governmental agency in order to provide the Company with a meaningful opportunity to respond to such a request. To the extent permitted by applicable law, Freeland also agrees to permit the Company’s attorneys to be present during any interview he may be required to give with any governmental entity.

8) Non-Competition. In order to protect the Company’s trade secrets and confidential information, third-party goodwill and other legitimate business interests, Freeland acknowledges and agrees that during the Transition Period and for a period of two (2) years after the conclusion of the Transition Period (the “Restricted Period”), Freeland will not, without the Company’s express written permission, directly or indirectly, assist, be employed by, consult with, or provide services to any FARO Competitor. Freeland understands and agrees that, during the Restricted Period, he is and will be subject to the restrictions set forth in this Section 8 in any geographic territory where the Company conducts business, including without limitation, the continental United States, Europe and Asia. “FARO Competitor” means (i) any business or enterprise that provides goods and/or services similar to or competitive with the Company (each such business or enterprise, a “Competitor”), or (ii) any of such Competitor’s subsidiaries, affiliates, agents or distributors, irrespective of whether the subsidiary, affiliate, agent or distributor itself provides goods and/or services similar to or competitive with the Company. As used in this definition, “affiliate” includes any entity, business or enterprise that, directly or indirectly, controls a Competitor or is under common control through another person or entity with a Competitor. The terms “controls,” “controlled by,” and “under common control” mean, when used with respect to any specified legal entity, the power to direct the management and policies of such entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. The term “assist” includes any direct or indirect interest in any enterprise, whether as a stockholder, member, partner, joint venture, franchisor, franchisee, executive, consultant or otherwise (other than by ownership of less than two percent (2%) of the stock of a publicly held corporation) or rendering any direct or indirect service or assistance to any FARO Competitor.

9) Non-Solicitation. During the Restricted Period, Freeland shall not, without the prior written permission of the Company, directly or indirectly, for himself or on behalf of any other person or entity, (i) solicit, call upon, encourage or contact, or attempt to solicit, call upon, encourage or contact any customer or prospective customer of the Company or any of its subsidiaries for purposes of providing products or services competitive with those products or services offered by the Company or any of its subsidiaries or causing such person or entity to terminate their business relationship with the Company or any of its subsidiaries, or (ii) solicit or induce, or attempt to solicit or induce, any employee of the Company or any of its subsidiaries to terminate his or her relationship with the Company or any of its subsidiaries and/or to enter into an employment or agency relationship with Freeland or with any other person or entity with whom Freeland is affiliated, provided that the restriction in this Section 9 shall apply only to employees of the Company or any of its subsidiaries with whom Freeland worked by virtue of and during his employment with the Company.

10) Section 409A. The provisions of this Agreement will be administered, interpreted and construed in a manner consistent with Section 409A of the Internal Revenue Code of 1986, as amended, the regulations issued thereunder, or any exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted, or construed). Each payment under this Agreement shall be considered a separate and distinct payment. Freeland shall have no right to designate the date of any payment under this Agreement. Freeland will not be considered to have terminated employment with the Company and its affiliates for purposes of any payments under this Agreement which are subject to Section 409A until Freeland would be considered to have incurred a “separation from service” (within the meaning of Section 409A). To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable pursuant to this Agreement or any other arrangement between Freeland and the Company and its affiliates during the six (6) month period immediately following Freeland’s separation from service will instead be paid on the first business day after the date that is six (6) months following Freeland’s separation from service (or, if earlier, Freeland’s date of death). Nothing contained in this Agreement shall constitute any representation or warranty by the Company regarding compliance with Section 409A or any other applicable provision of federal, state, local or other tax law. The Company has no obligation to take any action to prevent the assessment of any tax under Section 409A or any other applicable provision of federal, state , local or other tax law, and neither the Company, nor any of the FARO Companies, shall have any liability to Freeland or any other person with respect thereto.

11) Miscellaneous.

a) Freeland shall pay all damages (including, but not limited to, litigation and/or defense costs, expenses, prejudgment interest, and reasonable attorneys’ fees) incurred by the Company as a result of Freeland’s material breach of this Agreement. The Company shall pay all damages (including, but not limited to, litigation and/or defense costs, expenses, prejudgment interest, and reasonable attorneys’ fees) incurred by Freeland as a result of the Company’s material breach of this Agreement.

b) Freeland agrees that the Company shall have no other obligations or liabilities to him except as provided herein. This Agreement shall be construed as a whole in accordance with its fair meaning and the laws of the State of Florida. Any dispute under this Agreement shall be adjudicated by a court of competent jurisdiction in the state or federal courts of Orange County, Florida. Except as otherwise provided for herein, this Agreement constitutes the entire agreement between the Company and Freeland on the matters described herein and it shall not be modified unless in writing and executed by a duly authorized officer of the Company. The provisions of this Agreement are severable and if any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

c) This Agreement shall have no effect on Freeland’s entitlement to stock options or other benefits earned and vested prior to the conclusion of the Transition Period, except (i) to the extent such benefits are affected by the conclusion of the Transition Period under the terms of the respective plans governing such benefits and (ii) Freeland’s unvested stock options shall not continue to vest after December 4, 2015. Except as provided above, such benefits shall be governed by their respective plan terms outside the terms of this Agreement. As of the date of this Agreement, Freeland holds both vested and unvested stock options under the Company’s equity plans. The unvested stock options will not continue to vest during the Transition Period. As of December 4, 2015, any stock options that remain unvested as of such date will terminate and be forfeited without the payment to Freeland of any consideration, and any stock options that are vested as of such date will remain exercisable for 3 months, after which such stock options will terminate and be forfeited without the payment to Freeland of any consideration.

d) FREELAND ACKNOWLEDGES THAT HE VOLUNTARILY ENTERS INTO THIS AGREEMENT WITH A FULL AND COMPLETE UNDERSTANDING OF ITS TERMS AND LEGAL EFFECT. FREELAND REPRESENTS THAT HE WAS ADVISED TO CONSULT WITH AN ATTORNEY ABOUT THE PROVISIONS OF THIS AGREEMENT BEFORE SIGNING BELOW.

e) Freeland further represents that by entering into this Agreement, Freeland is not relying on any statements or representations made by the Company, its officers, directors, agents, or employees, which are not specifically incorporated in this Agreement; rather, Freeland is relying upon Freeland’s own judgment and the advice of Freeland’s attorney, if applicable.

f) The offer embodied in this Agreement shall remain open and capable of acceptance by Freeland until December 25, 2015, after which time the offer shall be revoked. Freeland acknowledges that he has been given at least 21 calendar days from the date of this Agreement to accept the terms of this Agreement, although he may accept it at any time within those 21 days. After Freeland executes this Agreement, Freeland will still have an additional 7 days in which to revoke his acceptance. To revoke, Freeland must notify the Company’s General Counsel in writing delivered via hand delivery or certified mail, return receipt requested, and the Company’s General Counsel must receive such written notification before the end of the 7-day revocation period. If Freeland does not execute this Agreement within the 21-day period, or if he timely revokes this Agreement during the 7-day revocation period, this Agreement will not become effective and he will not be entitled to the Separation Compensation provided for in Section 2 above, and he will return to the Company any and all Separation Compensation already received by him under this Agreement.

g) This Agreement may not be revoked at any time after the expiration of the 7-day revocation period referenced in Section 11(f) above. This Agreement is not intended to and shall not affect the right of Freeland to file a lawsuit, complaint or charge that challenges the validity of this Agreement under the Older Workers Benefit Protection Act, 29 U.S.C. §626(f), with respect to claims under the ADEA.

Freeland agrees, however, that, with the exception of an action to challenge his waiver of claims under the ADEA, if he ever attempts to make, assert or prosecute any claim(s) covered by the General Release and Covenant Not to Sue in Section 3, he will, prior to filing or instituting such claim(s), return to the Company any and all the Consideration payments already received by him under this Agreement, plus interest at the highest legal rate, and, with the exception of an action to challenge his waiver of claims under the ADEA, if the Company prevails in defending the enforceability of any portion of the Agreement or in defending itself against any such claim, he will pay the Company’s attorneys’ fees and costs incurred in defending itself against the claim(s) and/or the attempted revocation, recession or annulment of all or any portion of this Agreement.

h) The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon the successors and assigns of the Company and by this Section 11(h), Freeland expressly consents to the Company’s right to assign this agreement. This Agreement cannot be assigned by Freeland.

i) Except as provided in Section 11(c), this Agreement sets forth the entire agreement between the parties concerning the termination of Freeland’s employment with the Company and supersedes any other written or oral promises concerning the subject matter of this Agreement. Articles III and IV of Freeland’s amended and restated employment agreement with the Company dated as of November 7, 2008 and amended as of April 2, 2009 and December 14, 2010 shall have no further force and effect following the date of this Agreement.

j) This Agreement may be signed in counterparts or transmitted by electronic means, but shall be considered duly executed if so signed by the parties.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year indicated below.

FARO TECHNOLOGIES, INC.

/s/ Jody S. Gale

By:	Jody S. Gale
Its:	Senior Vice President, General Counsel & Secretary
Date:	December 4, 2015

/s/ Jay W. Freeland
By:	Jay W. Freeland
Date:	December 4, 2015